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                                                                     EXHIBIT 12

                         CONAGRA, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

                                                                                                THIRTY-NINE
                                                                                                WEEKS ENDED
                                                                                                FEBRUARY 27,
                                                                                                    2000
                                                                                                ------------
         Fixed Charges
           Interest expense                                                                    $       258.4
           Capitalized interest                                                                          3.9
           Interest in cost of goods sold                                                               22.3
           One-third of noncancelable lease rent                                                        29.7
                                                                                                ------------
             Total fixed charges (A)                                                           $       314.3
                                                                                                ------------
                                                                                                ------------

         Earnings
           Pretax income*                                                                      $       697.6
           Adjustment for unconsolidated subsidiaries                                                   (1.0)
           Add fixed charges                                                                           314.3
           Less capitalized interest                                                                    (3.9)
                                                                                                ------------
             Earnings and fixed charges (B)                                                    $     1,007.0
                                                                                                ------------
                                                                                                ------------

     Ratio of earnings to fixed charges (B/A)                                                            3.2

     *Pretax income includes $236.1 million of restructuring/impairment charges and other restructuring-related charges. Excluding these charges, the "ratio of earnings to fixed charges" was 4.0. See note 2 to the condensed consolidated financial statements.

     For the purpose of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short-term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of noncancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra guarantees obligations of these subsidiaries.


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